Exhibit 3.1

Form 401 (Revised 05/11) Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: See instructions	Statement of Change of Registered Office/Agent		This space reserved for office use.

Entity Information

1. The name of the entity is:

THE MEN’S WEARHOUSE, INC.
State the name of the entity as currently shown in the records of the secretary of state.

2. The file number issued to the filing entity by the secretary of state is:		0034209900

3. The name of the registered agent as currently shown on the records of the secretary of state is:

NEILL P. DAVIS
Registered Agent Name

The address of the registered office as currently shown on the records of the secretary of state is:

6380 ROGERDALE ROAD		HOUSTON	TX	77072
Street Address		City	State	Zip Code

Change to Registered Agent/Registered Office

4. The certificate of formation or registration is modified to change the registered agent and/or office of the filing entity as follows:

Registered Agent Change (Complete either A or B, but not both. Also complete C if the address has changed.)

☐ A. The new registered agent is an organization (cannot be entity named above) by the name of:

OR

☒ B. The new registered agent is an individual resident of the state whose name is:

LAURA ANN		SMITH
First Name	M.I.	Last Name		Suffix

Registered Office Change

☐ C. The business address of the registered agent and the registered office address is changed to:

6380 ROGERDALE ROAD		HOUSTON	TX	77072
Street Address (No P.O. Box)		City	State	Zip Code

The street address of the registered office as stated in this instrument is the same as the registered agent’s business address.

Statement of Approval

The change specified in this statement has been authorized by the entity in the manner required by the BOC or in the manner required by the law governing the filing entity, as applicable.

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.
B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:
C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment.  The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

Date:	08-31-2012

/s/ Claudia A. Pruitt
Signature of authorized person

Claudia A. Pruitt, Vice President of The Men’s Wearhouse, Inc.
Printed or typed name of authorized person (see instructions)